Exhibit Index

EXHIBIT NO. (99) Press release, dated July 27, 2009 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release For Further Information
 Refer to:  John J. Haines
 260-824-2900

FRANKLIN ELECTRIC
REPORTS SECOND QUARTER 2009 RESULTS

Bluffton, Indiana – July 27, 2009 - Franklin Electric Co., Inc. (NASDAQ:FELE) reported diluted earnings per share of $0.25 for the second quarter 2009, a decrease of 62 percent compared to 2008 second quarter earnings per share of $0.66. Earnings per share before restructuring charges were $0.36, a decrease of 45 percent versus the prior year. Second quarter 2009 sales were $165.3 million, a decrease of 18 percent compared to 2008 second quarter sales of $201.7 million.

Scott Trumbull, Franklin Chairman and Chief Executive commented:

“While our second quarter sales continued to trail prior year due to the housing decline and  reduced demand for the California vapor recovery  systems, we were encouraged by several metrics which we believe indicate that the Company is positioned for improved results during the second half of 2009:

o
During the second quarter 2009, gross profit margin improved sequentially versus the first quarter. We anticipate that gross profit margin will continue to improve sequentially during the second half of the year as we realize the benefits of more fully utilizing our expanded Linares, Mexico facility and the permanent reduction of manufacturing capacity in higher cost North American facilities. Our gross profit margin should also benefit from lower raw material costs during the second half of 2009.

o
During the second quarter 2009, fixed manufacturing was reduced by $3.8 million and selling, general and administrative (“SG&A”) spending was reduced by $3.6 million or, combined, about 12 percent compared to the second quarter of 2008. These reductions occurred in spite of increased research, development and engineering spending during the first and second quarter as the Company continues to support growth initiatives. We anticipate that fixed manufacturing and SG&A expenses will continue to be lower than 2008 in both the third and fourth quarters of 2009.

o
During the first half of 2009 the Company’s cash flow from operations improved by $57.6 million versus the first half of 2008. Management’s focus on inventory reduction during the first half of 2009 reduced cash used in inventory by $39.1 million compared to the first half of 2008. Inventory balances were reduced to $154.2 million at the end of the second quarter 2009 as compared to $178.6 million at the end of the second quarter 2008. Our plan is to continue to reduce inventory balances in the second half of 2009.

o
While the decision by the State of California to defer enforcement of the vapor control deadline from April 1, 2009 to December 31, 2009 curtailed our sales in the first half of the year; it is expected to benefit our Fueling Systems sales during the fourth quarter of 2009

On balance, we expect that our sales will continue to be less than prior year in the third quarter by 15 to 20 percent. In the fourth quarter 2009, we expect our sales to exceed the fourth quarter of 2008 as we anticipate more robust Fueling Systems sales in California; more favorable foreign currency translation rates; and we compare to depressed fourth quarter prior year Water Systems sales. Further, because of the cost reduction efforts mentioned above, we expect overall operating margin before restructuring will be in line with 2008 during the third quarter and significantly exceed 2008 levels during the fourth quarter of 2009. Water Systems operating margin should exceed the prior year in both the third and fourth quarters of 2009.”

Key Performance Indicators:

Earnings and Earnings Per Share
Before and After Restructuring Expense	For the Second Quarter
(in Millions except Earnings Per Share)	2008	2009	Change

Net Income attributable to FE Co.,Inc.	$15.3	$5.8	-62%

Restructuring Expense (Before Tax)	$-	$3.8

Average Fully Diluted Shares Outstanding	23.174	23.286	0%

Fully Diluted Earnings Per Share Reported	$0.66	$0.25	-62%

Restructuring Expense Per Share, net of tax	$-	$0.11

Fully Diluted Earnings Per Share Before Restructuring Expense	$0.66	$0.36	-45%

Net Sales	For the Second Quarter
(in Millions)	Water	Fueling	Consolidated

Sales for 2008	$157.4	$44.3	$201.7

Acquisitions	6.3	-	6.3
Foreign Exchange	(8.7)	(0.3)	(9.0)
Organic Change	(20.5)	(13.2)	(33.7)

Sales for 2009	$134.5	$30.8	$165.3

Operating Income and Margins
Before and After Restructuring Expense
(in Millions)	For the Second Quarter 2009
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$15.5	$4.9	$(9.6)	$10.8
Restructuring Expense	$3.5	$0.1	$0.2	$3.8
Operating Income before Restructuring Expense	$19.0	$5.0	$(9.4)	$14.6
% Operating Income To Net Sales	11.5%	15.9%		6.5%
% Operating Income Before Restructuring Expense To Net Sales	14.1%	16.2%		8.8%

	For the Second Quarter 2008
	Water	Fueling	Corporate	Consolidated
Reported Operating Income	$26.4	$10.9	$(10.9)	$26.4
Restructuring Expense	$-	$-	$-	$-
Operating Income before Restructuring Expense	$26.4	$10.9	$(10.9)	$26.4
% Operating Income To Net Sales	16.8%	24.6%		13.1%
% Operating Income Before Restructuring Expense To Net Sales	16.8%	24.6%		13.1%

Water Systems

During the second quarter 2009, Water Systems revenues declined by $22.9 million or about 15 percent overall from the second quarter of 2008. The organic sales decline, excluding foreign currency translation and acquisitions, was $20.5 million or about 13 percent. In international markets, Water Systems sales declined organically by 5 percent as sales gains in Latin America and the Asia/Pacific region were offset by a decline in Europe. In the United States and Canada, Water Systems sales declined organically by 19 percent due primarily to the housing recession and inventory reductions by distributors.

Sequentially, Water Systems operating margin before restructuring expenses of 14.1 percent improved by about 53 percent from 9.2 percent of sales in the first quarter 2009 on a sales increase of about 18 percent from the first quarter 2009. Operating margin before restructuring expenses for Water Systems was 14.1 percent of sales versus 16.8 percent in the second quarter 2008. SG&A expenses were lower in the second quarter of 2009 by $2.2 million from the same quarter of 2008 which partially offset the impact of lower sales volumes.

Fueling Systems

Fueling Systems sales declined by about 30 percent during the second quarter of 2009 compared to the same period in the prior year. Fueling Systems sales in the United States and Canada declined by 32 percent during the second quarter of 2009 compared to the second quarter of 2008 primarily due to reduced sales of vapor control systems in California. Fueling Systems sales in international markets were down overall due to lower sales in China but were up in all other international markets.

In California, the State has limited enforcement actions until January 1, 2010 against filling stations which had not complied with the April 1, 2009 mandate for vapor recovery conversions. As a result, the Company estimates that those stations that had not completed the conversion will now more likely complete their conversions nearer to the end of 2009.

Operating margin before restructuring expenses in Fueling Systems was 16.2 percent of sales in the second quarter 2009 versus 24.6 percent of sales in the second quarter 2008, all attributable to lost leverage on the fixed manufacturing and SG&A expenses from lower sales volumes.

Overall

The Company’s consolidated gross profit was $49.2 million for the second quarter of 2009, down $15.5 million from $64.7 million in the second quarter of 2008. Correspondingly, the gross profit margin decreased to 29.7 percent for the second quarter of 2009 from 32.1 percent for the second quarter of 2008, a decrease of 240 basis points. Gross profit margin was significantly impacted by the decline in Fueling Systems sales in the second quarter.

During the second quarter 2009, SG&A expenses decreased by $3.6 million consistent with management’s fixed cost reduction initiatives started in the fourth quarter of 2008.

Restructuring expenses for the second quarter of 2009 were approximately $3.8 million and reduced diluted earnings per share by approximately $0.11. Restructuring expenses include asset impairments, severance expenses and manufacturing equipment relocation costs.

The Company has generated $57.6 million more cash from operations in the first half of 2009 versus the first half of 2008. The focus on reducing inventory levels in the first half of 2009 has resulted in a $39.1 million improvement in cash used for inventory versus the first half of 2008. The Company has also reduced its debt outstanding by about $21.0 million during the first half of 2009 and ended the second quarter of 2009 with a revolver debt balance of $14.0 million versus a revolver debt balance of $60.0 million as of the end of the second quarter of 2008. The Company expects to have no revolver debt balance by the end of its fiscal year.

The Company believes that internally generated funds and existing credit arrangements provide sufficient liquidity to meet current commitments and service existing debt. At the end of the second quarter 2009, the Company’s key debt covenant ratio of gross debt divided by earnings before interest, taxes, depreciation and amortization (EBITDA) was 1.9 versus the current covenant limit per the debt agreement of 3.0 and compared to 2.3 at the end of the second quarter 2008. The Company’s revolving loan agreement with its banks is in place until the end of 2011 and the Company has no scheduled principal payments on its long term debt until 2015.

Additionally, on Friday, July 24, the Board of Directors of Franklin Electric declared a quarterly cash dividend of twelve and one half cents per share payable August 27, 2009 to shareowners of record on August 13, 2009.

A conference call to review earnings and other developments in the business will commence Monday, July 27, 2009 at approximately 5:00pm ET. The second quarter 2009 earnings call will be available via a live webcast. The webcast will be available in a listen only mode by going to:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=70787&CompanyID=FELE&e=1&mediaKey=C4B19AAFCE9C290E8A6AC02D50918CEB

You can add this webcast into your MS-Outlook calendar by clicking on the following link:

http://apps.shareholder.com/PNWOutlook/t.aspx?m=37849&k=CBCFF2A2

If you intend to ask questions during the call, please dial in using 800-967-7185 for domestic calls and 719-457-2604 for international calls.

A replay of the conference call will be available Monday July 27, 2009 at 8pm ET through midnight ET on Thursday August 20, 2009, by dialing 888-203-1112 for domestic calls and 719-457-0820 for international calls. The replay pass code is 9894245.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

The Company presents the non-GAAP financial measures of net income before restructuring expense, net income per share before restructuring expense, operating income before restructuring expense and percent operating income before restructuring expense to net sales because the Company believes the information helps investors understand underlying trends in the Company's business more easily. The differences between these measures and the most comparable GAAP measures are reconciled in the tables above.

The Company presents the non-GAAP measure gross debt to EBITDA ratio because maintaining the ratio below 3.0 is an important covenant in the Company's principal credit agreements that is closely monitored by management. A table showing how EBITDA (earnings before interest, taxes, depreciation and amortization) is derived from net income and the calculation of the ratio follows the financial statements included in this press release.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 3, 2009 , Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	Second Quarter Ended		First Half Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008

Net sales	$165,276	$201,696	$315,075	$377,706

Cost of sales	116,119	136,979	222,719	261,530

Gross profit	49,157	64,717	92,356	116,176

Selling, general and administrative expenses	34,630	38,274	69,080	74,585

Restructuring expense	3,756	-	4,647	82

Operating income	10,771	26,443	18,629	41,509

Interest expense	(2,401)	(2,780)	(4,774)	(5,404)
Other income	273	(146)	533	455
Foreign exchange gain/(loss)	270	(64)	378	(391)

Income before income taxes	8,913	23,453	14,766	36,169

Income taxes	2,906	8,004	4,706	12,442

Net income	$6,007	$15,449	$10,060	$23,727

Less: Net income attributable to noncontrolling interest	(184)	(168)	(389)	(298)

Net income attributable to Franklin Electric Co., Inc.	$5,823	$15,281	$9,671	$23,429

Net income per share:
Basic	$0.25	$0.67	$0.42	$1.02
Diluted	$0.25	$0.66	$0.42	$1.01

Weighted average shares and equivalent
shares outstanding:
Basic	23,074	22,882	23,054	22,956
Diluted	23,286	23,174	23,229	23,230

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	July 4, 2009	Jan. 03, 2009

ASSETS:

Cash and equivalents	$38,271	$46,934
Receivables	89,113	68,048
Inventories	154,249	169,873
Other current assets	25,729	32,805
Total current assets	307,362	317,660

Property, plant and equipment, net	148,247	144,535
Goodwill and other assets	250,735	231,862
Total assets	$706,344	$694,057

LIABILITIES AND SHAREOWNERS' EQUITY:

Accounts payable	$30,201	$24,505
Accrued liabilities	47,222	56,230
Current maturities of long-term
debt and short-term borrowings	14,767	677
Total current liabilities	92,190	81,412

Long-term debt	151,752	185,528
Deferred income taxes	5,878	4,161
Employee benefit plan obligations	69,274	69,142
Other long-term liabilities	8,820	3,707

Redeemable noncontrolling interest	6,715	-

Shareowners' equity	371,715	350,107
Total liabilities and shareowners' equity	$706,344	$694,057

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	First Half Ended
(In thousands)	July 4, 2009	June 28, 2008

Cash flows from operating activities:
Net income	$10,060	$23,727
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	12,566	12,318
Stock based compensation	3,281	2,196
Deferred income taxes	1,593	782
Loss on disposals of plant and equipment	2,784	49
Changes in assets and liabilities:
Receivables	(11,898)	(46,106)
Inventories	22,110	(17,013)
Accounts payable and other accrued expenses	(5,278)	11,327
Income taxes, net	4,787	2,508
Excess tax from share-based payment arrangements	-	(122)
Employee benefit plans	512	(1,204)
Other, net	(1,479)	(7,034)
Net cash flows from operating activities	39,038	(18,572)
Cash flows from investing activities:
Additions to property, plant and equipment	(5,642)	(12,566)
Proceeds from sale of plant and equipment	46	10
Additions to other assets	-	(700)
Purchases of securities	-	(9,000)
Proceeds from sale of securities	-	9,000
Cash paid for acquisitions, net of cash acquired	(16,767)	(38,331)
Net cash flows from investing activities	(22,363)	(51,587)
Cash flows from financing activities:
Proceeds from short-term debt	23,000	70,000
Repayment of short-term debt	(44,000)	(10,019)
Additions to long-term debt	-	83
Repayment of long-term debt	(542)	(950)
Proceeds from issuance of common stock	-	353
Excess tax from share-based payment arrangements	-	122
Purchases of common stock	-	(7,813)
Dividends paid	(6,114)	(5,632)
Net cash flows from financing activities	(27,656)	46,144
Effect of exchange rate changes on cash and equivalents	2,318	1,598
Net change in cash and equivalents	(8,663)	(22,417)
Cash and equivalents at beginning of period	46,934	65,252
Cash and equivalents at end of period	$38,271	$42,835

EBITDA reconciliation to net income (unaudited)	For LTM ended
(in Million US$)	Second Quarter
	2008	2009

Net income (as reported)	$40.6	$30.4
Depreciation and amortization	$22.7	$24.5
Interest expense, net	$10.1	$10.4
Provision for income taxes	$21.5	$15.2
Estimated EBITDA for acquisitions (a)	$2.9	$2.1
Add-back for certain costs (b)		$3.2
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$97.8	$85.8

Total debt (as reported)	$222.1	$166.5

Total debt divided by EBITDA	2.3	1.9

The Company presents the non-GAAP measure gross debt to EBITDA ratio because it is an important covenant in the Company's principal credit agreements that is closely monitored by management. A table showing how EBITDA (earnings before interest, taxes, depreciation and amortization) is derived from net income and the calculation of the ratio follows the financial statements included in this press release.

(a) For 2008, includes impact of Monarch, Pump Brands, and Industrias Schneider acquisitions. For 2009, includes impact of Vertical acquisition.
(b) In 2009, the Company agreed with the lenders that certain of the restructuring costs will be added back to the EBITDA calculation.

Calculation of LTM (last twelve months)		Depreciation	Interest	Provision for
	Net Income	& Amortization	Expense	Income Taxes
Full year 2007	$28.7	$20.4	$8.1	$15.4
less: First half 2007	$11.5	$10.0	$3.4	$6.3
add: First half 2008	$23.4	$12.3	$5.4	$12.4
LTM	$40.6	$22.7	$10.1	$21.5

Full year 2008	$44.1	$24.2	$11.0	$22.9
less: First half 2008	$23.4	$12.3	$5.4	$12.4
add: First half 2009	$9.7	$12.6	$4.8	$4.7
LTM	$30.4	$24.5	$10.4	$15.2